CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Heatwurx, Inc. of our report dated March 14, 2013, relating to our audits of the financial statements of Heatwurx, Inc. and the financial statements of the predecessor carve-out entity of Heatwurx, Inc., appearing in the Prospectus, filed with the Commission on June 6, 2013, which is incorporated into this Registration Statement by reference.  Our report, dated March 14, 2013, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Hein & Associates LLP

Denver, Colorado

August 16, 2013